                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SUPERIOR WELL SERVICES, INC.


         The name of the corporation is "Superior Well Services, Inc." (the "Corporation").

         The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2005.

         This Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") has been declared advisable by the board of directors of the Corporation (the "Board"), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I
                                      NAME


         The name of the Corporation is "Superior Well Services, Inc."

                                   ARTICLE II
                                REGISTERED AGENT

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

         The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV
                                  CAPITAL STOCK

         Section 4.1. Authorized Capital Stock. The Corporation shall be authorized to issue 80,000,000 shares of capital stock, consisting of two classes: 70,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

         Section 4.2. Preferred Stock. The authorized shares of Preferred Stock may be issued in one or more series. Subject to any provision made in this
Article IV fixing and determining the designations, powers, rights and preferences of any series of Preferred Stock, the Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise provided by law or by a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

         Section 4.3. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by any Preferred Stock Designation, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the "Directors") and for all other purposes. Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Board out of funds legally available for that purpose.

         Section 4.4. Registered Owners. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                    ARTICLE V
                                    THE BOARD

         Section 5.1. Number, Election and Terms of Directors. Subject to the rights of any Preferred Stock as set forth in a Preferred Stock Designation, the number of Directors that constitute the entire Board shall be fixed from time to time by a majority of the total number of authorized Directors, whether or not there exists any vacancy in previously authorized directorships, and the Directors (other than those Directors elected by the holders of any series of Preferred Stock pursuant to a Preferred Stock Designation (the "Preferred Stock Directors")) shall be divided into three classes: Class I, Class II and Class III, which shall be as equal in number as possible; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities and Exchange Act of 1934, as amended, the number of Directors that constitute the entire Board shall be not less than three nor more than eleven. Each such Director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, the Directors first elected to Class II shall serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, and the Directors first elected to Class III shall serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. Each Director shall hold office until the annual meeting of stockholders at which such Director's term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

         At such annual election, other than with respect to the Preferred Stock Directors, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board shall have designated one or more directorships whose terms then expire as directorships of another class in order to more nearly achieve equality of number of Directors among the classes.

         In the event of any changes in the authorized number of Directors, each Director then continuing to serve shall nevertheless continue as a Director of the class of which he is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board shall specify the class to which a newly created directorship shall be allocated.

         Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the "Bylaws") shall so provide.

         Section 5.2. Removal Of Directors. No Director, other than Preferred Stock Directors, shall be removed from office as a Director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class.

         Section 5.3. Vacancies. Subject to any requirements of law to the contrary, other than with respect to Preferred Stock Directors, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Other than with respect to Preferred Stock Directors, no decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

         Section 5.4. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the provisions of a Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

                                   ARTICLE VI
                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board.

                                   ARTICLE VII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         Except as otherwise provided in this Certificate of Incorporation or the Bylaws or by applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in
Article IX, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                  ARTICLE VIII
                      STOCKHOLDER ACTION BY WRITTEN CONSENT

         Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders except as permitted by a Preferred Stock Designation with respect to the rights of a series of Preferred Stock.

                                   ARTICLE IX
                         LIMITED LIABILITY OF DIRECTORS

         A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if and to the extent required by the DGCL, as amended from time to time, for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this
Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article IX, would accrue or arise, prior to such amendment or repeal.

                                    ARTICLE X
                               ISSUANCE OF RIGHTS

         The Board is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this
Article X and any such agreement, the term, "Continuing Directors," shall mean
(i) those directors who were members of the Board at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board, if such director's nomination for election or appointment to the Board is recommended or approved by the majority vote of the Continuing Directors then in office and (ii) such other members of the Board, if any, designated in, or in the manner provided in, such agreement as Continuing Directors.

         IN WITNESS WHEREOF, Superior Well Services, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the duly authorized officer designated below this 8th day of July 2005.


                               /s/ Thomas W. Stoelk
                               -------------------------------------------------
                               Name: Thomas W. Stoelk
                               Title: Vice President and Chief Financial Officer